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                                                                 EXHIBIT 4.1(b)



                       [THE SANWA BANK LIMITED LETTERHEAD]




PRIVATE & CONFIDENTIAL


Our Ref: 610/00-GF-610


27th October, 2000


Jetcrown Industrial Limited
516-517 Hong Leong Ind. Complex,
4 Wang Kwong Road,
Kowloon Bay,
Kowloon



Attn: Mr. Richard Lau



Dear Sirs,

Re: Uncommitted Banking Facilities

With reference to our recent discussions, we write to confirm that the banking facilities made available by us to you under the facility letter dated 16th December, 1997 (as amended) shall be revised with immediate effect upon and subject to the following and our standard terms and conditions:

1. Facilities and Amount

(a) A joint line facility of up to HK$14,000,000 consisting of the following facilities:-

        (i)     uncommitted short-term multi-currency revolving loan facility;

        (ii)    overdraft facility; and

        (iii) import facility (including letter of credit opening, bills receivable and acceptance provided that the maximum tenor of each letter of credit shall not exceed six (6) months and the maximum tenor of any item under acceptance and bills receivable together shall not exceed 90 days) with a sub-limit for bills receivable and acceptance together of up to HK$7,000,000.

        Provided always that the aggregate principal amounts outstanding under the loan facility and overdraft facility shall not at any one time exceed HK$4,000,000.



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THE SANWA BANK LIMITED



        (b) Shipping guarantee facility (under our letter of credit) of up to HK$5,000,000.

        (c) Bills negotiation facility (under letter of credit) of up to HK$30,000,000.

        (d) Forward foreign exchange facility of up to HK$16,000,000 provided that the entering into of each contract under this facility shall be subject to our sole discretion and upon such terms and conditions as we may determine.

The above facilities (the "Facilities") offered hereunder by us are uncommitted and we reserve the right to terminate the Facilities or any part thereof at any time at our sole discretion.

2.      Drawings under the loan facility

At any time while the loan facility remains available, you may on any Banking Day make drawing(s) under the loan facility provided that no drawing shall be made if, by making such drawing, the prescribed limit(s) referred to in clause 1(a) above would be exceeded.

Drawings under the loan facility may be made in Hong Kong Dollars or in any other readily available and freely convertible currency approved by us, subject to the availability of funds to us in the interbank market(s).

3. Interest

Loan facility               Interest on each drawing shall be charged at 2% per
                            annum above our cost of funds as conclusively determined by us. You will have the option to choose any interest period varying from one (1) week to three (3) months and interest shall be payable in arrears on the last day of each applicable interest period.

Overdraft facility          Interest shall be charged at whichever is the higher
                            of (i) the prevailing Hong Kong Dollars Prime Rate quoted by us from time to time or (ii) 0.25% per annum above our cost of funds as conclusively determined by us and shall be payable monthly in arrears on the first day of each calendar month.

Bills receivable facility   Interest shall be charged at (i) whichever is the
                            higher of our cost of funds as conclusively determined by us or the prevailing Hong Kong Dollars
                            Prime Rate quoted by us from



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THE SANWA BANK LIMITED


                            time to time (in case of Hong Kong Dollars items) or
                            (ii) 1.5% per annum above our cost of funds as conclusively determined by us (in case of any other currency items).

Bills negotiation facility  Interest shall be charged at 1.5% per annum above our cost of funds as conclusively determined by us.

If you fail to pay any sum due hereunder or in respect of any of the Facilities (including, without limitation, any sum payable pursuant to this paragraph) on its due date, you shall pay default interest on such sum from its due date up to the date on which actual payment is received by us, on a daily basis, at the rate conclusively determined by us to be 3% per annum above whichever is the higher of the prevailing Hong Kong Dollars Prime Rate quoted by us from time to time or our cost of funds, or, in case of the overdue sum denominated other than in Hong Kong Dollars, 7% per annum above our cost of funding the overdue sum. Default interest shall be payable on demand.

4. Commission

(a) Commission in lieu of exchange and opening commission for each letter of credit shall be charged as follows:


        - 1/4% on the first US$50,000 or its equivalent;

        - 1/16% on any balance in excess of US$50,000 and up to US$250,000 or their respective equivalent; and

        - 1/32% on any balance in excess of US$250,000 or its equivalent.

(b)     Collection commission shall be charged as follows:-

        - 1/8% on the first US$50,000 or its equivalent;

        - 1/16% on any balance in excess of US$50,000 and up to US$250,000 or their respective equivalent; and

        - 1/32% on any balance in excess of US$250,000 or its equivalent.

(c)     Acceptance commission shall be charged as follows:-

        - 1/16% per month on the first US$50,000 or its equivalent; and

        - 1/32% per month on the balance, if any.

(d) The minimum commission and charges for each bills transaction shall be determined by us from time to time at our sole discretion.



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THE SANWA BANK LIMITED


(e) The commission scale charged on the Facilities shall always be subject to the General Rules of The Hong Kong Association of Banks and its amendment from time to time.

5.      Repayment

Each drawing under the loan facility shall be repaid, in the same currency in which it was made, on the last day of the interest period applicable thereto. Any amounts advanced under other Facilities shall be repaid on the respective due dates applicable thereto.

6.      Prepayment

No drawing under the loan facility may be prepaid before the last day of the interest period applicable thereto.

7.      Security

The Facilities (including principal, interest and all other monies payable hereunder or in connection with the Facilities) shall be secured by:

(a) an unconditional, irrevocable and continuing guarantee given by Deswell Industries, Inc. (the "Guarantor"); and

(b) charge(s) on cash deposit(s) for an aggregate principal amount of not less than HK$3,500,000 or its equivalent in United States Dollars.

8.      Conditions Precedent

The continued availability of the Facilities shall be subject to our having received from you on or before 27th November, 2000 the following documents in form and substance satisfactory to us in all respects:

(a) the enclosed duplicate of this facility letter duly counter-signed by your and the Guarantor's authorised signatories signifying your and the Guarantor's acceptance of the terms and conditions contained herein;

(b) certified copy of the resolution of your Board of Directors approving acceptance of the Facilities on the terms and conditions of this facility letter and authorising a person or persons to sign the acceptance and to execute all related documents on your behalf;



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THE SANWA BANK LIMITED


(c) certified copy of the resolution of the Board of Directors of the Guarantor approving the countersignature on this facility letter and authorising a person or persons to sign the acceptance and to execute all related documents on its behalf;

(d) lists of specimen signatures (authenticated to our satisfaction) of the Directors and the person(s) authorised to act on behalf of you and the Guarantor by the resolutions referred to in sub-clause (b) and (c) above;

(e) certified copies of your up-to-date Memorandum and Articles of Association, Certificate of Incorporation and Business Registration Certificate; and

(f) other necessary documents required to validate the Facilities as we may specify from time to time.

9.      Governing Law

The Facilities and this facility letter shall be governed by and construed in all respects in accordance with the laws of the Hong Kong Special Administrative Region of the People's Republic of China.

10.     Other Conditions

(a) The Facilities shall be subject to all other terms and conditions which you may have agreed with us in writing. The expression "Banking Day" used in this facility letter means a day (other than Saturday or Sunday) on which banks are open in Hong Kong and dealings in deposits of the relevant currency are carried on in such market as may be selected by us and, in the case of any payment which is required to be made, a day on which banks are open for business in the principal financial centre of the currency concerned and the relevant place of payment.

(b) Notwithstanding clause 5 above or any provisions to the contrary contained in this facility letter or any other documents, we reserve the right, at our discretion, to modify, cancel or terminate all or part of the Facilities and the terms governing thereof, on demand, and to declare all amounts then outstanding to be immediately due and payable and to call on demand cash cover for your prospective and contingent liabilities.

11.     Acceptance and Agreement

Please confirm your agreement (i) to be bound by the above terms and conditions and (ii) that any change to the above terms and conditions which is requested by you or your duly



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THE SANWA BANK LIMITED



authorised representative(s) and which is approved by us will also be binding on you by signing and returning to us the enclosed duplicate of this facility letter together with other documents referred to in clause 8 above. In the absence of our agreement to the contrary, if we do not receive the conditions precedent documents by the date specified in clause 8 above, we shall have the right to withdraw this offer for granting the Facilities without further notice.


Yours faithfully,



For and on behalf of

The Sanwa Bank, Limited
Hong Kong Branch



/s/ Y. MIKI
---------------------------------
Y. Miki
Deputy General Manager



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To:     The Sanwa Bank, Limited
        Hong Kong Branch


We hereby accept the above revised terms and conditions for your grant of the Facilities to us and agree to be bound thereby.

For and on behalf of
Jetcrown Industrial Limited




/s/ LAU PUI HON
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Name :  LAU PUI HON
Title:  DIRECTOR
Date:   NOV 7, 2000




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THE SANWA BANK LIMITED



We hereby acknowledge and agree to the above revised terms and conditions for your grant of the Facilities to Jetcrown Industrial Limited and confirm that the Continuing Guarantee dated 12th November, 1994 given by us remains in full force, valid and effect.


For and on behalf of
Deswell Industries, Inc.



/s/ LAU PUI HON
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Name:   LAU PUI HON
Title:  DIRECTOR
Date:   NOV 7, 2000




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